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                                                                    EXHIBIT 8.1

                   [STROOCK & STROOCK & LAVAN LLP LETTERHEAD]

April 28, 1997

Page America Group, Inc.
125 State Street
Hackensack, New Jersey 07601

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences to Page America Group, Inc. (the "Company") and its stockholders in connection with the Registration Statement (No. 333-21231) on Form S-4 filed on behalf of Metrocall, Inc. (the "Registration Statement). This opinion is based on the factual matters set forth in the Registration Statement.

Based on the foregoing, it is our opinion that:

1. The information in the Registration Statement under the heading "Certain Federal Income Tax Consequences", to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is accurate in all material respects.

This opinion is based on the provisions of the Internal Revenue Code of 1986, the regulations promulgated thereunder, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements, representations or assumptions on which we have relied, may affect the continuing validity of our opinion.

This opinion is furnished solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and in the Proxy Statement/Prospectus related thereto.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP
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STROOCK & STROOCK & LAVAN LLP